Exhibit 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the use in this Registration Statement on Form S-1 of MACRO Securities Depositor, LLC with respect to Claymore MACROshares Oil Down Holding Trust and Claymore MACROshares Oil Down Tradeable Trust (the "Registration Statement") of our reports dated November 24, 2006, relating to the statements of assets and liabilities of Claymore MACROshares Oil Down Holding Trust and Claymore MACROshares Oil Down Tradeable Trust, each at November 17, 2006, which appear in such Registration Statement. We also consent to the reference to us under the heading "Reports to Shareholders" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP


New York, New York
November 24, 2006